						EXHIBIT 12.1

WISCONSIN GAS COMPANY
STATEMENT OF COMPUTATION OF
RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

	Six Months Ended	Twelve Months Ended
	6/30/03	6/30/03	12/31/02	12/31/01	12/31/00	12/31/99	12/31/98
		(Millions of Dollars)

Pretax Income	$36.7	$50.1	$53.0	$24.3	$28.6	$42.0	$35.9

Fixed Charges
Interest on Long-Term Debt (a)	5.0	10.1	10.1	10.1	10.1	9.9	10.1
Interest Expense - WICOR	-	-	-	11.5	11.0	-	-
Other Interest Expense	1.3	2.6	2.7	5.5	4.2	2.7	2.3
Total Fixed Charges As Defined	6.3	12.7	12.8	27.1	25.3	12.6	12.4

Total Earnings as Defined	$43.0	$62.8	$65.8	$51.4	$53.9	$54.6	$48.3
	===	===	===	===	===	===	===

Ratio of Earnings to Fixed Charges	6.8x	4.9x	5.1x	1.9x	2.1x	4.3x	3.9x

(a) Includes amortization of debt premium, discount and expense.

			EXHIBIT 12.1
WISCONSIN GAS COMPANY
STATEMENT OF COMPUTATION OF
RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

		Predecessor
	Period From	Period From
	April 27,	January 1,
	2000	2000
	Through	Through
	December 31,	April 26,
	2000	2000
	(millions of dollars)

Pretax Income	($5.9)	$34.5

Fixed Charges
Interest Charges
Interest on Long-Term Debt (a)	6.7	3.4
Interest Expense - WICOR	11.0	-
Other Interest Expense	3.1	1.1
Total Fixed Charges As Defined	20.8	4.5

Total Earnings as Defined	$14.9	$39.0
	===	===

Ratio of Earnings to Fixed Charges	0.7x	8.7x

(a) Includes amortization of debt premium, discount and expense.